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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               InsWeb Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45809K103
                      -----------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate box to designate the rule pursuant to which this Schedule is filed:

                  / /  Rule 13d-1(b)

                  / /  Rule 13d-1(c)

                  /X/  Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 2 OF 11 PAGES
----------------------                                 -------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Hussein A. Enan

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                                   5,518,853
        NUMBER OF
          SHARES        --------------------------------------------------------
       BENEFICIALLY     6     SHARED VOTING POWER
         OWNED BY                  397,500
         BY EACH
        REPORTING       --------------------------------------------------------
         PERSON         7     SOLE DISPOSITIVE POWER
          WITH                     5,518,853

                        --------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                                   397,500
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,916,353
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      / /

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 3 OF 11 PAGES
----------------------                                 -------------------------

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Danielle S. Enan

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
                                   97,500

        NUMBER OF       --------------------------------------------------------
          SHARES        6    SHARED VOTING POWER
       BENEFICIALLY                5,818,853
         OWNED BY
          BY EACH       --------------------------------------------------------
         REPORTING      7    SOLE DISPOSITIVE POWER
          PERSON                   97,500
           WITH
                        --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                                   5,818,853
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,916,353
--------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            / /

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*
            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 4 OF 11 PAGES
----------------------                                 -------------------------


Item 1(a)   NAME OF ISSUER:

            InsWeb Corporation

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            11290 Pyrites Way, Suite 200
            Gold River, CA 95670

Item 2(a)   NAME OF PERSON FILING:

            (i)   Hussein A. Enan
            (ii)  Danielle S. Enan

Item 2(b)   ADDRESS OF PERSON FILING:

            (i)   11290 Pyrites Way, Suite 200
                  Gold River, CA 95670
            (ii)  11290 Pyrites Way, Suite 200
                  Gold River, CA 95670

Item 2(c)   CITIZENSHIP:

            (i)   Canada
            (ii)  Canada

Item 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.001 par value

Item 2(e)   CUSIP NUMBER:

            45809K103

Item 3 If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing is a:

      (a)   / /   Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

      (b)   / /   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)   / /   Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d)   / /   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).


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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 5 OF 11 PAGES
----------------------                                 -------------------------


      (e)   / /   An investment adviser in accordance with section
                  240.13d-1(b)(1)(ii)(E);

      (f)   / /   An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

      (g)   / /   A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

      (h)   / /   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)   / /   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

      (j)   / /   Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


Item 4      OWNERSHIP:
      Provide the following information regarding the aggregate number and percentage of the class and securities of the issuer identified in Item I.

      (a)   Amount "beneficially" owned within the meaning of rule 13d-3:

            (i)   5,916,353
            (ii)  5,916,353

      (b)   Percent of class:

            (i)   16.8% (based on 35,273,311 shares outstanding at 12/31/00)
            (ii)  16.8% (based on 35,273,311 shares outstanding at 12/31/00)

      (c)   Number of shares as to which such person has:

            (a)   sole power to vote or direct the vote:
                  (i)   5,518,85
                  (ii)  97,500
            (b)   shared power to vote or direct the vote:
                  (i)   397,500
                  (ii)  5,818,853
            (c)   sole power to dispose or to direct the disposition of:
                  (i)   5,518,853
                  (ii)  97,500
            (d)   shared power to dispose or to direct disposition of:
                  (i)   397,500
                  (ii)  5,818,853



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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 6 OF 11 PAGES
----------------------                                 -------------------------


Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable.

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH HAS ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.

Item 9    NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

Item 10   CERTIFICATIONS

          (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 7 OF 11 PAGES
----------------------                                 -------------------------

          NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13D-7 for other parties for whom copies are to be sent.

          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                     FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 8 OF 11 PAGES
----------------------                                 -------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  April 6, 2001

/s/ Hussein A. Enan                        /s/ Danielle S. Enan
------------------------------------       -------------------------------------
Hussein A. Enan, Trustee                   Danielle S. Enan, Trustee
The Hussein A. Enan Annuity Trust          The Danielle S. Enan Annuity Trust
dated 11/19/99                             dated 11/19/99


/s/ Hussein A. Enan                        /s/ Danielle S. Enan
------------------------------------       -------------------------------------
Hussein A. Enan                            Danielle S. Enan



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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 9 OF 11 PAGES
----------------------                                 -------------------------


                                  EXHIBIT INDEX


EXHIBIT REFERENCE     DESCRIPTION

         A            Agreement to Jointly File Schedule 13G


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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 10 OF 11 PAGES
----------------------                                 -------------------------


                                    EXHIBIT A

                     Agreement to Jointly File Schedule 13(G)


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----------------------                                 -------------------------
CUSIP NO. 45809K103                     13G                PAGE 11 OF 11 PAGES
----------------------                                 -------------------------


                     AGREEMENT TO JOINTLY FILE SCHEDULE 13G




     AGREEMENT dated as of April 6, 2001 by and among The Hussein A. Enan Annuity Trust dated 11/19/99, the Danielle S. Enan Annuity Trust dated 11/19/99 (collectively the "Trusts"), Danielle S. Enan and Hussein A. Enan.

     WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), the parties hereto have decided to satisfy their filing obligations under the 1934 Act by a single joint filing:

     NOW, THEREFORE, the undersigned hereby agree as follows:

     1. The Schedule 13G with respect to InsWeb Corporation, to which this is attached as Exhibit A, is filed on behalf of the Trusts, Danielle S. Enan and Husssein A. Enan.

     2. Each of the Trusts, Danielle S. Enan and Husssein A. Enan is responsible for the completeness and accuracy of the information concerning such person contained therein.

     IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

Date:  April 6, 2001


/s/ Hussein A. Enan
------------------------------------
Hussein A. Enan, Trustee
The Hussein A. Enan Annuity Trust
dated 11/19/99


/s/ Danielle S. Enan
------------------------------------
Danielle S. Enan, Trustee
The Danielle S. Enan Annuity Trust
dated 11/19/99


/s/ Danielle S. Enan
------------------------------------
Danielle S. Enan


/s/ Hussein A. Enan
------------------------------------
Hussein A. Enan